CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ALBANK Financial Corporation

We consent to incorporation by reference in the Registration Statement on Form S-4, related to the 9.27% Capital Securities, Series B, of ALBANK Capital Trust I, of our report dated January 31, 1997, on the consolidated statements of financial condition of ALBANK Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of ALBANK Financial Corporation.

We also consent to the reference to our firm under the heading
"Experts" in the related prospectus.

/s/  KPMG Peat Marwick LLP
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Albany, New York
October 29, 1997




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